May 2023

Pricing Supplement No. 9,183

Registration Statement Nos. 333-250103; 333-250103-01

Dated May 25, 2023

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in Commodities

    Jump Securities with Auto-Callable Feature due May 29, 2026

All Payments on the Securities Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”), fully and unconditionally guaranteed by Morgan Stanley, and have the terms described in the accompanying prospectus supplement for Jump Securities and prospectus, as supplemented or modified by this document. The securities do not guarantee the repayment of principal and do not provide for the regular payment of interest. If a redemption event has occurred, the securities will be automatically redeemed for an early redemption payment that will increase over the term of the securities, as described below. A redemption event occurs if, on any annual valuation date (other than the final valuation date), the commodity price is greater than or equal to the initial commodity price. No further payments will be made on the securities once they have been redeemed. At maturity, if the securities have not experienced a redemption event and the final commodity price is greater than or equal to 60% of the initial commodity price, which we refer to as the downside threshold value, investors will receive a fixed positive return, as set forth below. However, if the securities have not experienced a redemption event and the final commodity price is less than the downside threshold value, investors will be exposed to the decline in the underlying commodity on a 1-to-1 basis, and will receive a payment at maturity that is less than 60% of the stated principal amount of the securities and could be zero. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. The securities are for investors who seek a commodity futures contract-based return and who are willing to forego current income and participation in the appreciation of the underlying commodity in exchange for the possibility of receiving an early redemption payment if a redemption event occurs prior to the final valuation date and the potential of receiving a payment at maturity equal to the fixed positive return if the final commodity price is greater than or equal to the specified downside threshold value. Furthermore, a redemption event can occur only on one of the annual valuation dates (other than the final valuation date), and not at other times during the term of the securities. If no redemption event has occurred and the final commodity price is less than the downside threshold value, the payment at maturity will be based on the performance of the underlying commodity. Investors will not participate in any appreciation of the West Texas Intermediate light sweet crude oil futures contracts. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

FINAL TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying commodity:	West Texas Intermediate light sweet crude oil futures contracts
Aggregate principal amount:	$16,995,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	May 25, 2023
Original issue date:	May 31, 2023 (3 business days after the pricing date)
Maturity date:	May 29, 2026
Early redemption:	The securities will be automatically redeemed if, as of any annual valuation date (other than the final valuation date), beginning on June 3, 2024, a redemption event, as defined below, has occurred.
Redemption event:	A redemption event occurs if, on any annual valuation date (other than the final valuation date), the commodity price is greater than or equal to the initial commodity price.
Early redemption payment:

The early redemption payment will be an amount in cash per stated principal amount (corresponding to a return of approximately 13.55% per annum) for each annual valuation date, as set forth under “Valuation Dates, Early Redemption Dates and Early Redemption Payments” below.

No further payments will be made on the securities once they have been redeemed.

Valuation dates:	Annual. See “Valuation Dates, Early Redemption Dates and Early Redemption Payments” below. The valuation dates are subject to postponement for non-trading days and certain market disruption events.
Early redemption dates:	See “Valuation Dates, Early Redemption Dates and Early Redemption Payments” below. If any such day is not a business day, the early redemption payment, if payable, will be paid on the next business day, and no adjustment will be made to the early redemption payment.
Downside threshold value:	$43.098, which is 60% of its initial commodity price
Payment at maturity:

If the securities have not previously been redeemed, you will receive at maturity a cash payment per security as follows:

• If the final commodity price is greater than or equal to the downside threshold value:

$1,406.50

• If the final commodity price is less than the downside threshold value:

$1,000 × commodity performance factor of the underlying commodity

Under these circumstances, you will lose more than 40%, and possibly all, of your investment.

Terms continued on the following page
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$940.10 per security. See “Investment Summary” beginning on page 3.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to us(3)
Per security	$1,000	$22.50(1)
		$5(2)	$972.50
Total	$16,995,000	$467,362.50	$16,527,637.50
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $22.50 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for Jump Securities.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5 for each security.

(3)	See “Use of proceeds and hedging” on page 18.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 8.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying prospectus supplement for Jump Securities and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related prospectus supplement for Jump Securities and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Prospectus Supplement for Jump Securities dated November 16, 2020	Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

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Terms continued from previous page:
Initial commodity price:	$71.83, which is the commodity price on the pricing date
Final commodity price:	The commodity price on the final valuation date
Commodity performance factor:	The final commodity price divided by the initial commodity price
CUSIP / ISIN:	61774FCB6 / US61774FCB67
Listing:	The securities will not be listed on any securities exchange.

Valuation Dates, Early Redemption Dates and Early Redemption Payments

Valuation Dates	Early Redemption Dates	Early Redemption Payments (per $1,000 Security)
1st valuation date: 6/3/2024	Third business day following related valuation date	$1,135.50
2nd valuation date: 5/27/2025	Third business day following related valuation date	$1,271.00
Final valuation date: 5/26/2026	See “Maturity date” above.	See “Payment at maturity” above.
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Investment Summary

Jump Securities with Auto-Callable Feature

Principal at Risk Securities

The Jump Securities with Auto-Callable Feature due May 29, 2026, All Payments on the Securities Based on the Performance of West Texas Intermediate Light Sweet Crude Oil Futures Contracts (the “securities”) do not guarantee the repayment of principal and do not provide for the regular payment of interest. Instead, if, as of any annual valuation date (other than the final valuation date), a redemption event has occurred, the securities will be automatically redeemed for an early redemption payment that will increase over the term of the securities, as described below. No further payments will be made on the securities once they have been redeemed. At maturity, if the securities have not experienced a redemption event and the final commodity price is greater than or equal to the downside threshold value, investors will receive a fixed positive return, as set forth below. However, if the securities have not experienced a redemption event and the final commodity price is less than the downside threshold value, investors will be exposed to the decline in the underlying commodity on a 1-to-1 basis, and will receive a payment at maturity that is less than 60% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment in the securities. Investors will not participate in any appreciation of the underlying commodity.

Maturity:	Approximately 3 years
Automatic early redemption:	If, as of any annual valuation date (other than the final valuation date), beginning on June 3, 2024, a redemption event has occurred, the securities will be automatically redeemed for the applicable early redemption payment on the related early redemption date.
Redemption event:	A redemption event occurs if, on any annual valuation date (other than the final valuation date), the commodity price is greater than or equal to the initial commodity price.
Early redemption payment:

The early redemption payment will be an amount in cash per stated principal amount (corresponding to a return of approximately 13.55% per annum) for each annual valuation date, as follows:

• 1st valuation date: $1,135.50

• 2nd valuation date: $1,271.00

No further payments will be made on the securities once they have been redeemed.

Payment at maturity:

If the securities have not previously been redeemed, you will receive at maturity a cash payment per security as follows:

• If the final commodity price is greater than or equal to the downside threshold value:

$1,406.50

• If the final commodity price is less than the downside threshold value:

$1,000 × commodity performance factor of the underlying commodity

Under these circumstances, investors will lose a significant portion or all of their investment. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment in the securities.

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The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000. We estimate that the value of each security on the pricing date is $940.10.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying commodity. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity, instruments based on the underlying commodity, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the early redemption payment amounts and the downside threshold value, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying commodity, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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Key Investment Rationale

The securities do not guarantee the repayment of principal and do not provide for the regular payment of interest. Instead, the securities will be automatically redeemed if, as of any annual valuation date (other than the final valuation date), a redemption event has occurred.

The following scenarios are for illustrative purposes only to demonstrate how an early redemption payment or the payment at maturity (if the securities have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the securities may or may not be redeemed prior to maturity and the payment at maturity may be less than 60% of the stated principal amount of the securities and may be zero.

Scenario 1: The securities are redeemed prior to maturity	If a redemption event has occurred on any annual valuation date (other than the final valuation date), the securities will be automatically redeemed for the applicable early redemption payment on the related early redemption date. Investors do not participate in any appreciation of the underlying commodity.
Scenario 2: The securities are not redeemed prior to maturity, and investors receive a fixed positive return at maturity	This scenario assumes that the underlying commodity closes below the initial commodity price on each of the annual valuation dates prior to the final valuation date. Consequently, the securities are not redeemed prior to maturity. On the final valuation date, the underlying commodity closes at or above the downside threshold value. At maturity, investors will receive a cash payment equal to $1,406.50 per stated principal amount.
Scenario 3: The securities are not redeemed prior to maturity, and investors suffer a substantial loss of principal at maturity	This scenario assumes that the underlying commodity closes below the initial commodity price on each of the annual valuation dates prior to the final valuation date. Consequently, the securities are not redeemed prior to maturity. On the final valuation date, the underlying commodity closes below the downside threshold value. At maturity, investors will receive an amount equal to the stated principal amount multiplied by the commodity performance factor. Under these circumstances, the payment at maturity will be significantly less than the stated principal amount and could be zero. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.
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Hypothetical Examples

The following hypothetical examples are for illustrative purposes only. Whether the securities are redeemed prior to maturity will be determined by reference to the commodity price on each of the annual valuation dates prior to the final valuation date, and the payment at maturity, if any, will be determined by reference to the commodity price on the final valuation date. The actual initial commodity price and downside threshold value are set forth on the cover of this document. Some numbers appearing in the examples below have been rounded for ease of analysis. All payments on the securities are subject to our credit risk. The below examples are based on the following terms:

Early Redemption Payment:

The early redemption payment will be an amount in cash per stated principal amount (corresponding to a return of approximately 13.55% per annum) for each annual valuation date, as follows:

• 1st valuation date: $1,135.50

• 2nd valuation date: $1,271.00

No further payments will be made on the securities once they have been redeemed.

Payment at Maturity:

If the securities have not previously been redeemed, you will receive at maturity a cash payment per security as follows:

• If the final commodity price is greater than or equal to the downside threshold value:

$1,406.50

• If the final commodity price is less than the downside threshold value:

$1,000 × commodity performance factor of the underlying commodity

Under these circumstances, investors will lose a significant portion or all of their investment. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment in the securities.

Stated Principal Amount:	$1,000
Hypothetical Initial Commodity Price:	$70.00
Hypothetical Downside Threshold Value:	$42.00, which is 60% of the hypothetical initial commodity price
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Automatic call:

Example – The securities are redeemed following the second valuation date

Date	West Texas Intermediate Light Sweet Crude Oil Commodity Price	Payment (per Security)
1st Valuation Date	$55.00 (below the initial commodity price)	--
2nd Valuation Date	$78.00 (at or above the initial commodity price)	$1,271.00

In this example, on the first valuation date, the commodity price is below the initial commodity price. Therefore, the securities are not redeemed. However, on the second valuation date, the commodity price is at or above the initial commodity price. Therefore, as of the second valuation date, a redemption event has occurred. Consequently, the securities are automatically redeemed on the second early redemption date. Investors will receive a payment of $1,271.00 per security on such early redemption date. No further payments will be made on the securities once they have been redeemed, and investors do not participate in the appreciation of the underlying commodity.

How to calculate the payment at maturity:

In the following examples, a redemption event has not occurred prior to the final valuation date and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

	West Texas Intermediate Light Sweet Crude Oil Final Commodity Price	Payment at Maturity (per Security)
Example 1:	$85.00 (at or above the initial commodity price and the downside threshold value)	$1,406.50
Example 2:	$54.00 (at or above the downside threshold value)	$1,406.50
Example 3:	$14.00 (below the downside threshold value)	$1,000 × ($14.00 / $70.00) = $200

In example 1, the final commodity price is at or above the initial commodity price and the downside threshold value. Therefore, investors receive at maturity a fixed positive return. Investors do not participate in any appreciation of the underlying commodity.

In example 2, the final commodity price is at or above the downside threshold value. Therefore, investors receive at maturity a fixed positive return. Investors do not participate in any appreciation of the underlying commodity.

In example 3, the final commodity price is below the downside threshold value, and investors receive at maturity an amount equal to the stated principal amount multiplied by the commodity performance factor. The underlying commodity has declined 80% from the initial commodity price to the final commodity price. Therefore, the payment at maturity is $200 per security, representing a loss of 80% on your investment.

If a redemption event has not occurred and the final commodity price is below the downside threshold value, you will be exposed to the downside performance of the underlying commodity at maturity, and your payment at maturity will be less than 60% of the stated principal amount per security and could be zero.

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Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for Jump Securities and prospectus. We also urge you to consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

▪	The securities do not pay interest or guarantee the return of any principal. The terms of the securities differ from those of ordinary debt securities in that they do not pay interest or guarantee the return of any of the principal amount at maturity. If the securities have not experienced a redemption event prior to maturity and if the final commodity price is less than the downside threshold value of 60% of the initial commodity price, you will be exposed to the decline in the value of the underlying commodity, as compared to its initial commodity price, on a 1-to-1 basis, and you will receive for each security that you hold at maturity an amount equal to the stated principal amount multiplied by the commodity performance factor. In this case, the payment at maturity will be less than 60% of the stated principal amount and could be zero.

▪	The appreciation potential of the securities is limited by the fixed early redemption payment or the fixed positive return at maturity specified for each valuation date. The appreciation potential of the securities is limited by the fixed early redemption payment specified for each valuation date if the underlying commodity closes at or above the initial commodity price on any annual valuation date (other than the final valuation date), or to the fixed positive return at maturity if the securities have not been redeemed and the final commodity price is at or above the downside threshold value. In all cases, you will not participate in any appreciation of the underlying commodity, which could be significant.

▪	You will lose the benefit of the fixed positive return at maturity if the downside threshold value is breached on the final valuation date. If the final commodity price is less than the downside threshold value, the payment at maturity will solely depend on the commodity performance factor, which will be negative, and you will lose the benefit of the fixed positive return. As a result, you will be exposed on a 1-to-1 basis to the negative performance of the underlying commodity over the term of the securities and you will lose a significant portion or all of your investment in the securities.

▪	The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the level of interest rates available in the market and the value of the underlying commodity on any day, including in relation to the initial commodity price and downside threshold value, will affect the value of the securities more than any other factors. Other factors that may influence the value of the securities include:

o	the volatility (frequency and magnitude of changes in value) of the underlying commodity,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying commodity or commodities markets generally,

o	the time remaining until the securities mature,

o	interest and yield rates in the market,

o	the availability of comparable instruments, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention. You cannot predict the future performance of the underlying commodity based on its historical performance. The price of the underlying commodity

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may decrease so that you will receive no return on your investment and receive a payment at maturity that is less than 60% of the stated principal amount. See “West Texas Intermediate Light Sweet Crude Oil Overview” below.

▪	The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities upon an early redemption or at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	Investing in the securities is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity. By purchasing the securities, you do not purchase any entitlement to the underlying commodity or futures contracts or forward contracts on the underlying commodity. Further, by purchasing the securities, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on the underlying commodity.

▪	Reinvestment risk. The term of your investment in the securities may be shortened due to the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will receive no further payments on the securities and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the securities be redeemed in the first one year of the term of the securities.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your securities for the entire 3-year term of the securities. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price,

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because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers, and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	Hedging and trading activity by our affiliates could potentially affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying commodity), including trading in futures contracts on the underlying commodity as well as in other instruments related to the underlying commodity. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final valuation date approaches. Some of our affiliates also trade the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price, and, therefore, could increase (i) the price at or above which the underlying commodity must close on the valuation dates so that the securities are redeemed prior to maturity for the early redemption payment and (ii) the downside threshold value, which is the price at or above which the underlying commodity must close on the final valuation date so that you are not exposed to the negative performance of the underlying commodity at maturity. Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the underlying commodity on the valuation dates, and, accordingly, whether we redeem the securities prior to maturity and the amount of cash you will receive at maturity, if any.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, Morgan Stanley Capital Group Inc. (“MSCG”) will determine the initial commodity price and the downside threshold value, whether the securities will be redeemed on any early redemption date and the payment you will receive at maturity, if any. Moreover, certain determinations made by MSCG, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of a commodity price in the event of a market disruption event. These potentially subjective determinations may affect the payout to you upon an early redemption or at maturity, if any. For further information regarding these types of determinations, see “Description of Securities “—Postponement of Valuation Date(s),” “—Alternate Exchange Calculation in Case of an Event of Default,” and “—Calculation Agent and Calculations” and related definitions in the accompanying prospectus supplement for Jump Securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Jump Securities (together, the “Tax

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Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Commodity

▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The payment at maturity is linked exclusively to the price of futures contracts on West Texas Intermediate light sweet crude oil and not to a diverse basket of commodities or a broad-based commodity index. The price of futures contracts on West Texas Intermediate light sweet crude oil may not correlate to, and may diverge significantly from, the prices of commodities generally. Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of futures contracts on West Texas Intermediate light sweet crude oil may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen.

▪	Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of West Texas Intermediate Light sweet crude oil may change unpredictably and affect the value of the securities in unforeseen ways. Investments, such as the securities, linked to the price of a single commodity, such as West Texas Intermediate light sweet crude oil futures contracts, are subject to significant fluctuations in the price of the commodity over short periods due to a variety of factors. Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries and other crude

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oil producers.  In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents, acts of terrorism or cyberattacks, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  West Texas Intermediate light sweet crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil.  As a result, the price of West Texas Intermediate light sweet crude oil futures contracts may be more volatile than world crude oil prices generally.

In addition, the prices of West Texas Intermediate light sweet crude oil futures contracts may be near zero, zero or negative, which can occur rapidly and unexpectedly. For example, in April 2020, a collapse of demand for fuel contributed to an oversupply of crude oil that rapidly filled most available oil storage facilities. Storage shortages meant that market participants that had contracted to buy and take delivery of crude oil were at risk of default under the terms of the May 2020 NYMEX West Texas Intermediate light sweet crude oil futures contract. The scarcity of storage resulted in some market participants selling their futures contracts at a negative price (effectively paying another market participant to accept delivery of the crude oil referenced by the relevant contracts). As a result, for the first time in history, crude oil futures contracts traded below zero. On April 20, 2020, the last trading day before expiration of the May 2020 West Texas Intermediate light sweet crude oil futures contract, prices of that contract fell to negative $37.63. If the underlying commodity reaches a near-zero, zero or negative price, the value of the securities could be adversely affected and, if the final commodity price is near zero, zero or negative, you will lose a significant portion or all of your initial investment in the securities.

See “West Texas Intermediate Light Sweet Crude Oil Overview” on page 14.

▪	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities. The securities have returns based on the change in price of futures contracts on West Texas Intermediate light sweet crude oil, not the change in the spot price of the actual physical commodity to which such futures contracts relate. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity. While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact. In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time. Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

▪	Differences between futures prices and the spot price of the underlying commodity may decrease the amount payable at maturity. The initial commodity price and final commodity price that are used to determine the payment at maturity, if any, on the securities are determined by reference to the settlement price of the first nearby month futures contracts for the underlying commodity on the pricing date and final valuation date, respectively, provided that if any such date falls on the last trading day of such futures contract, then the second nearby month futures contract on such date, and will not therefore reflect the spot price of the underlying commodity on such dates. The market for futures contracts on the underlying commodity has experienced periods of backwardation, in which futures prices are lower than the spot price, and periods of contango, in which futures prices are higher than the spot price. If the contract is in backwardation on the pricing date or in contango on the final valuation date, the amount payable at maturity, if any, on the securities will be less than if the initial commodity price or final commodity price, respectively, was determined with reference to the spot price.

▪	Suspension or disruptions of market trading in the underlying commodity may adversely affect the value of the securities. The futures market for West Texas Intermediate light sweet crude oil is subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, the contract is listed on the NYMEX. NYMEX has limits on the

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amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices will have the effect of precluding trading in the contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of West Texas Intermediate light sweet crude oil futures contracts and, therefore, the value of the securities.

▪	Legal and regulatory changes could adversely affect the return on and value of the securities. Futures contracts and options on futures contracts, including those related to the underlying commodity, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

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West Texas Intermediate Light Sweet Crude Oil Overview

Crude oil is used as a refined product primarily as transport fuel, industrial fuel and in-home heating fuel.  The price of West Texas Intermediate light sweet crude oil to which the return on the securities is linked is based on the official settlement price per barrel of West Texas Intermediate light sweet crude oil on the NYMEX Division of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX Division), then the second nearby month futures contract on such date.

The prices of West Texas Intermediate light sweet crude oil futures contracts may be near zero, zero or negative, which can occur rapidly and unexpectedly.  In April 2020, crude oil futures contracts traded below zero.  See “Risk Factors—Risks Relating to the Underlying Commodity—Investments linked to a single commodity are subject to sharp fluctuations in commodity prices, and the price of West Texas Intermediate light sweet crude oil may change unpredictably and affect the value of the securities in unforeseen ways.”

Information as of market close on May 25, 2023:

Bloomberg Ticker Symbol*:	CL1	[52 Week High (on 6/8/2022):	$122.11
Current Commodity Price:	$71.83	52 Week Low (on 3/17/2023):	$66.74
52 Weeks Ago:	$110.33

*The Bloomberg ticker symbol is being provided for reference purposes only. The commodity price of West Texas Intermediate light sweet crude oil on any trading day will be determined based on the price published by the NYMEX Division, and, notwithstanding the Bloomberg ticker symbol provided for reference purposes above, such price may be based on the second nearby month futures contract, as further described above.

The following graph sets forth the daily prices of the underlying commodity for the period from January 1, 2018 through May 25, 2023. The related table sets forth the published high and low prices, as well as the end-of-quarter prices, of the underlying commodity for each quarter in the same period. The commodity price of the underlying commodity on May 25, 2023 was $71.83. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The historical prices of the underlying commodity should not be taken as an indication of future performance, and no assurance can be given as to the value of the underlying commodity at any time, including on the valuation dates.

Daily Prices of West Texas Intermediate Light Sweet Crude Oil Futures Contracts January 1, 2018 to May 25, 2023

*The solid red line in the graph indicates the downside threshold value of $43.098, which is 60% of its initial commodity price.
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West Texas Intermediate Light Sweet Crude Oil (in U.S. dollars per barrel)	High ($)	Low ($)	Period End ($)
2018
First Quarter	66.14	59.19	64.94
Second Quarter	74.15	62.06	74.15
Third Quarter	74.14	65.01	73.25
Fourth Quarter	76.41	42.53	45.41
2019
First Quarter	60.14	46.54	60.14
Second Quarter	66.30	51.14	58.47
Third Quarter	62.90	51.09	54.07
Fourth Quarter	61.72	52.45	61.06
20120
First Quarter	63.27	20.09	20.48
Second Quarter	40.46	-37.63	39.27
Third Quarter	43.39	36.76	40.22
Fourth Quarter	49.10	35.79	48.52
2021
First Quarter	66.09	47.62	59.16
Second Quarter	74.05	58.65	73.47
Third Quarter	75.45	62.32	75.03
Fourth Quarter	84.65	65.57	75.21
2022
First Quarter	123.70	76.08	100.28
Second Quarter	122.11	94.29	105.76
Third Quarter	108.43	76.71	79.49
Fourth Quarter	92.64	71.02	80.26
2023
First Quarter	81.62	66.74	75.67
Second Quarter (through May 25, 2023)	83.26	68.56	71.83
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Additional Terms of the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying prospectus supplement for Jump Securities or prospectus, the terms described herein shall control.
Denominations:	$1,000 and integral multiples thereof
Postponement of early redemption dates and maturity date:	If any scheduled valuation date is not a trading day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than two business days prior to the related scheduled early redemption date or the scheduled maturity date, as applicable, such early redemption date or the maturity date of the securities, as applicable, will be postponed to the second business day following that valuation date, as postponed.
Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”) and its successors
Issuer notices to registered security holders, the trustee and the depositary:

In the event that the early redemption date or the maturity date is postponed due to postponement of the relevant valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the early redemption date or the maturity date, as applicable, has been rescheduled (i) to the holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to the holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile, confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to the holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such holder, whether or not such holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the early redemption date or the maturity date, as applicable, the business day immediately preceding the scheduled early redemption date or the maturity date, as applicable, and (ii) with respect to notice of the date to which the early redemption date or the maturity date, as applicable, has been rescheduled, the business day immediately following the relevant valuation date as postponed.

In the event that the securities are subject to early redemption, the issuer shall, (i) on the business day following the applicable valuation date, give notice of the early redemption and the applicable early redemption payment, including specifying the payment date of the applicable amount due upon the early redemption, (x) to each registered holder of the securities by mailing notice of such early redemption by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (y) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (z) to the depositary by telephone or facsimile confirmed by mailing such notice to the depositary by first class mail, postage prepaid and (ii) on or prior to the early redemption date, deliver the aggregate cash amount due with respect to the securities to the trustee for delivery to the depositary, as holder of the securities. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such holder, whether or not such registered holder receives the notice. This notice shall be given by the issuer or, at the issuer’s request, by the trustee in the name and at the expense of the issuer, with any such request to be accompanied by a copy of the notice to be given.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash, if any, to be delivered with respect to each security on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the securities, if any, to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

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Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for Jump Securities, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪ Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying prospectus supplement for Jump Securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Because the securities reference a commodity that is not treated for U.S. federal income tax purposes as an Underlying Security, payment on the securities to Non-U.S. Holders should not be subject to Section 871(m).

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for Jump Securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement for Jump Securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

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Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 4 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in futures contracts on the underlying commodity. Such purchase activity could potentially increase the initial commodity price and, as a result, could potentially increase (i) the price at or above which the underlying commodity must close on the valuation dates so that the securities are redeemed prior to maturity for the early redemption payment and (ii) the downside threshold value, which is the price at or above which the underlying commodity must close on the final valuation date so that you are not exposed to the negative performance of the underlying commodity at maturity. These entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final valuation date approaches. Additionally, our hedging activities, as well as our other trading activities, during the term of the securities could potentially affect the price of the underlying commodity on the valuation dates, and, accordingly, whether we redeem the securities prior to maturity and the amount of cash you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Jump Securities.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $22.50 for each security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5 for each security. The costs included in the original issue price of the securities will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for Jump Securities.

Validity of the securities:	In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as
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of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 16, 2020, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 16, 2020.
Where you can find more information:

MSFL and Morgan Stanley have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement for Jump Securities) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the prospectus supplement for Jump Securities and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement for Jump Securities if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement for Jump Securities dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the prospectus supplement for Jump Securities or in the prospectus.

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